EXHIBIT 99.1


MILACRON
MANUFACTURING TECHNOLOGIES                                        NEWS RELEASE




                   MILACRON LAUNCHES STOCK RIGHTS OFFERING


CINCINNATI, OHIO, October 6, 2004...Milacron Inc. (NYSE: MZ) intends to sell up to 16.3 million new shares of common stock in a "rights offering" to its shareholders of record as of 5:00 p.m. EDT on October 18, 2004. The Securities and Exchange Commission declared the registration statement for Milacron's rights offering effective as of 4:00 p.m. EDT today.

In approximately two weeks, Milacron will distribute to all shareholders of record subscription certificates evidencing the right to purchase the new shares, together with a copy of the prospectus, which describes the terms of the rights offering in detail. Under the terms of the rights offering, each holder of common stock (other than any common stock received upon conversion of Milacron's Series B Convertible Preferred Stock) will be granted 0.452 non-transferable rights for each share of common stock held on the record date. The number of rights granted to each holder of common stock will be rounded up to the nearest whole number, and each right will be exercisable for one share of common stock at a subscription price of $2.00 in cash per share. Currently, there are approximately 35.8 million outstanding shares of Milacron common stock, all eligible to receive subscription rights.

The rights offering, which Milacron may cancel at any time, is scheduled to expire at 5:00 p.m. EST on November 22, 2004, unless extended, at the company's discretion, to a date no later than January 7, 2005.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release shall not constitute a prospectus. The rights offering will be made only by means of a prospectus.

Requests for copies of the prospectus may be made by writing to: Innisfree M&A Inc., 501 Madison Ave., 20th Floor, New York, NY 10022, or by telephone: toll-free from within the U.S. and Canada (877) 825-8631, or (646) 822-7426 from all other locations. The prospectus will also be made available for download from the company's website: www.milacron.com.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

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                                    -more-

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First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).


CONTACT: AL BEAUPRE  (513) 487-5918